AF Advantage® Variable Annuity
issued by
AMERICAN FIDELITY ASSURANCE COMPANY
 May 1, 2021
SUMMARY PROSPECTUS FOR NEW INVESTORS
This Summary Prospectus summarizes key features of the AF Advantage® Variable Annuity.
Before you invest, you should also review the prospectus for the policy, which contains more information about policy’s features, benefits, and risks.  You can find this document and other information about the policy online at [HYPERLINK].  You can also obtain this information at no cost by calling 1.800.662.1113 x 8840 or by sending an email request to va.help@americanfidelity.com.
You may cancel your AF Advantage® Variable Annuity within 30 days of receiving it without paying fees or penalties.  In some states, this cancellation period may be longer.  Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total policy value, whichever is greater.  You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
    Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for the portfolio companies available under your policy may no longer be sent by mail, unless you specifically request paper copies of the reports from us.  Instead, the reports may be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action.  You may elect to receive shareholder reports and other communications from the Registrant electronically by contacting us, as set forth above. You may elect to receive all future reports in paper free of charge.  You can inform us that you wish to continue receiving paper copies of your shareholder reports by contacting us, as set forth above. Your election to receive reports in paper will apply to all portfolio companies available under the policy.

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GLOSSARY OF TERMS
Some of the terms used in this prospectus are technical.  To help you understand these terms, we have defined them below.
Account value:  The value of the policy during the accumulation phase.
Accumulation phase:  The period of time between purchasing a policy and receiving annuity payments.  Until you begin receiving annuity payments, the annuity is in the accumulation phase.
Accumulation unit:  The unit of measurement used to keep track of the value of a participant’s interest in a sub-account during the accumulation phase.
Annuitant:  The person on whose life annuity payments are based.
Annuity:  A series of installment payments either for a fixed period or for the life of the annuitant, or for the joint lifetime of the annuitant and another person.
Annuity date:  The date annuity payments begin.
Annuity options:  The pay-out methods available to select during the annuity phase.
Annuity payments:  Regular income payments received from the policy during the annuity phase.
Annuity phase:  The period of time during which annuity payments are made.
Annuity unit:  The unit of measure used to calculate annuity payments during the annuity phase.
Assumed Investment Rate:  The assumed rate of return used to determine the first annuity payment for a variable annuity option.
Eligible portfolios:  The portfolios that serve as the Separate Account’s underlying investment options.  Each sub-account invests its assets into a corresponding portfolio.  Each portfolio (sometimes called a fund) has its own investment objective.
General account:  Our general account consists of all of our assets other than those assets allocated to the separate accounts.
Guaranteed Interest Account:  The fixed investment option within our general account which earns interest.
Investment options:  The eligible investment options consist of (1) the Guaranteed Interest Account, which is our fixed investment option, and (2) the sub-accounts, which are variable investment options.  We reserve the right to add, remove or combine sub-accounts as eligible investment options.
Policy:  The AF Advantage® Variable Annuity.
Policy owner:  The person or entity entitled to ownership rights under a policy.
Portfolio companies:  The companies offering the portfolios in which the sub-accounts invest.
Purchase payment:  Money invested in the policy by or on behalf of a participant and allocated to a participant’s account.
Separate Account:  The Separate Account is called American Fidelity Separate Account B, which is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940.
Sub-account:  An investment option of Separate Account B, which invests its assets in shares of a corresponding eligible portfolio.
We, Us, Our:  American Fidelity Assurance Company, the insurance company offering the contract or policy.
You, Your:  Generally, the policy owner.

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TABLE OF CONTENTS
Contents
Important Information You Should Consider About the Policy	4
Overview of the Policy	7
Benefits Available Under the Policy	8
Buying the Policy	9
Making Withdrawals: Accessing the Money in Your Policy	9
Additional Information About Fees	10
Appendix: PORTFOLIO COMPANIES AVALIABLE UNDER THE CONTRACT	12

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Important Information You Should Consider About the Policy

FEES AND EXPENSES	CROSS-REFERENCE(S)
Charges for Early Withdrawals.
If you withdraw money from the Policy within the first eight policy years, you will be assessed a withdrawal charge.  The maximum withdrawal charge will never exceed 8% of the total purchase payments.

For example, if you make an early withdrawal on a $100,000 investment, you could pay a withdrawal charge of up to $8,000.
Fee Table; Withdrawal Charge; Surrenders and Withdrawal
Transaction Charges.

In addition to withdrawal charges, you may also be charged for transfers between investment options.  There is no charge for the first 12 transfers in a policy year during the accumulation phase and no charge for the one transfer allowed each policy year during the annuity phase, thereafter, the fee is $25 or 2% of the amount transferred, whichever is less.

Fee Table; Transfer Charges
Ongoing Fees and Expenses (annual charges).
The table below describes the fees and expenses that you may pay each year, depending on the options you choose.  Please refer to your policy specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee                Minimum                   Maximum
Base Contract
(as a percentage           1.50%                           1.50%
of average account
value only one
Contract
Class offered)

Investment
options
(Portfolio Company
fees and expenses        [   ]%                         [   ]%
as a percentage
of net asset value)

Because your policy is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your policy, the following table shows the lowest and highest cost you could pay each year, based on current charges. The estimate assumes that you do not take withdrawals from the policy, which could add surrender charges that substantially increase costs.

Lowest Annual Cost:                            Highest Annual Cost:
            $[   ]                                                            $[   ]

Assumes:                                              Assumes:
*Investment of                                    *Investment of
   $100,000                                               $100,000
*5% annual appreciation                   *5% annual appreciation
* Least expensive                               *Most expensive
  combination of                                     combination of
  Contract Class                                      Contract Class
  and Portfolio                                          and Portfolio
  Company fees                                       Company fees
  and expenses                                         and expenses
*No optional benefits                        *No sales charges
*No sales charges                              *No additional
*No additional                                       purchase payments,
  purchase payments,                            transfers or withdrawals
  transfers or
  withdrawals

Fee Table; Charges

RISKS		Cross-Reference(s) to Location in Prospectus
Risk of Loss.	You can lose money by investing in the policy.	Principal Risks of Investing in the Policy
Not a Short-Term Investment.
A policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. It is designed for individuals seeking long-term investments, generally for retirement or other long-term purposes.
Principal Risks of Investing in the Policy
Risks Associated with Investment Options.
An investment in the policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the policy (e.g., Portfolio Companies), that each investment option (including any fixed account investment option) will have its own risks, and you should review these investment options before making an investment decision.
Principal Risks of Investing in the Policy
Insurance Company Risks.
An investment in the policy is subject to the risks related to American Fidelity Insurance Company, including that any obligations (including under the fixed account investment option), guarantees, or benefits are subject to the claims-paying ability of American Fidelity Insurance Company. More information about American Fidelity Insurance Company, including financial strength ratings, is available upon requests via by sending an email request to va.help@americanfidelity.com.
Principal Risks of Investing in the Policy

RESTRICTIONS
Investments.
At your direction, we will make transfers between any of the investment options to which you have allocated money.  We reserve the right to limit the number of transfers that may be made.  All of the transfers you make in any one day count as one transfer.  If you transfer funds between investment options, we will not be liable for transfers we make at your direction.  All transfers must be in whole percentages.  We reserve the right, at any time and without prior notice, to end, suspend or change the transfer privilege, in which case we will provide written notice of any such action.
Transfers During the Accumulation Phase.  If you make more than 12 transfers in a policy year, we will charge a transfer fee, which will be deducted from your account.  The fee is $25 per transfer or 2% of the amount transferred, whichever is less.  In order to make a transfer, you must transfer at least $500 from the investment option from which you are making the transfer, unless the full amount of the investment option is valued at less than $500, in which case you must transfer the entire amount.  All transfers must be in whole percentages.
Transfers During the Annuity Phase.  During the annuity phase, you may only make one transfer in each policy year.  You may make transfers among the variable investment options or from any of the variable investment options to the Guaranteed Interest Account option.  There is no transfer fee charged for the one transfer.  You cannot make a transfer from the Guaranteed Interest Account Option to a variable investment option.
We reserve the right to remove or substitute Portfolio Companies as investment options.
Purchasing an AF Advantage® Variable Annuity Policy –Transfers, Substitutions
Optional Benefits.	N/A	None
TAXES		Cross-Reference(s) to Location in Prospectus
Tax Implications.
You should consult with a tax professional to determine the tax implications of an investment in and purchase payments received under the policy, and there is no additional tax benefit to you if the policy is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.
Taxes

CONFLICTS OF INTEREST	Cross-Reference(s) to Location in Prospectus
Investment Professional Compensation.
The policy is sold exclusively through financial professionals who are representatives of American Fidelity Assurance Company’s affiliated broker dealer, and who are compensated for selling the policy with a base salary and a commission. These investment professionals may have a financial incentive to offer the policy over another investment.
Underwriter
Exchanges.
Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own, and you should only exchange your policy if you determine, after comparing other features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.
Underwriter

Overview of the Policy

In this summary, we discuss some of the important features of your variable annuity policy.  You should read the entire prospectus for more detailed information about your policy and Separate Account B.
In this prospectus, we describe the AF Advantage® Variable Annuity flexible premium variable and fixed deferred annuity policy that we offer.  The annuity policy is a contract between you, as the policy owner, and us, American Fidelity Assurance Company, as the insurance company.  Through the annuity policy, we are able to provide a means for you to invest, on a tax deferred basis, in one or more of the sub-accounts, which are variable investment options, and the Guaranteed Interest Account, a fixed investment option.  Each of the sub-accounts invests in a corresponding eligible portfolio.
The AF Advantage® Variable Annuity is designed for individuals seeking long-term investments, generally for retirement or other long‑term purposes.  You should not invest in the AF Advantage® Variable Annuity if you are looking for a short-term investment or if you cannot afford to lose some or all of your investment. Your policy includes a basic death benefit that will pay your designated beneficiaries the policy value at the time of your death.
Like all deferred annuities, the AF Advantage® Variable Annuity has two distinct phases: the accumulation phase and the annuity phase.  During the accumulation phase, you invest money in your annuity, at which point your earnings accumulate on a tax deferred basis and are taxed as income only when you make a withdrawal.  Similarly, during the annuity phase, your earnings are taxed as income only when you receive an annuity payment or otherwise make a withdrawal.  A federal tax penalty may apply if you make withdrawals before you are 59½.  A qualified plan provides tax-deferral without having to invest in an annuity policy; therefore, there should be other reasons for purchasing the policy pursuant to a qualified plan aside from the tax deferral feature.
The annuity phase begins when you start receiving regular payments under the annuity income options from your policy.  If you annuitize, you will receive a stream of income payments, however, you will be unable to make withdrawals and death benefits will terminate.  Among other factors, the amount of the payments you may receive during the annuity phase will depend on the amount of money you invest in your policy during the accumulation phase and on the investment performance of the variable investment options you have selected.
When you invest in the policy, you may allocate some or all of your investment to one or more of the sub-accounts listed below, each of which is a variable investment option, or the Guaranteed Interest Account, which is a fixed investment option. Additional information about each of the following portfolio companies is provided in the Appendix  (see “APPENDIX : Portfolios Available Under Your Contract”).
American Funds Insurance Series® – Blue Chip Income and Growth Fund
American Funds Insurance Series® – International Fund
BNY Mellon Stock Index Fund, Inc.
BNY Mellon Variable Investment Fund – Opportunistic Small Cap Portfolio

The BNY Mellon Sustainable U.S. Equity Portfolio, Inc.
Vanguard® Variable Insurance Fund – Balanced Portfolio
Vanguard® Variable Insurance Fund – Capital Growth Portfolio
Vanguard® Variable Insurance Fund – Mid-Cap Index Portfolio
Vanguard® Variable Insurance Fund – Total Bond Market Index Portfolio
Vanguard® Variable Insurance Fund – Total Stock Market Index Portfolio

At your direction, we will allocate your purchase payments to one or more of the sub-accounts listed above and the Guaranteed Interest Account.  Our fixed investment option, the Guaranteed Interest Account, offers a guaranteed minimum interest rate. Each of the sub-accounts invests in a corresponding portfolio.  The portfolios offer professionally managed investment choices.
The earnings you accumulate as a result of your investments under the policy are not taxed until you make a withdrawal or receive an annuity payment.  If you withdraw any money before 59½, you may be charged a federal tax penalty on the taxable amounts withdrawn.  In most cases, the penalty is 10% of the taxable amounts withdrawn.  If the policy is issued pursuant to a qualified plan under special tax qualification rules, the entire payment may be taxable.  If the policy is not issued pursuant to a qualified plan, earnings are withdrawn first and are taxed as income.
The minimum partial withdrawal is $250 (there are exceptions for withdrawals allowed under 403(b) and hardship provisions), but a withdrawal must not reduce the value of your policy to less than $100.
If you purchased your policy under a 403(b) tax-deferred annuity qualified plan and if your employer’s plan allows, we may make a loan to you at any time before you begin receiving annuity payments; however, we will not make any loans during your first policy year.  The loan will bear interest at an annual interest rate of 5% and will be fully amortized over a term not to exceed five years, with fixed payments due monthly.
Benefits Available Under the Policy

The following table summarizes information about the benefits available under the policy.
Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Death Benefit	Transfer of the benefit of your policy upon the death of the annuitant for the benefit of the person or entity named as beneficiary.	Standard	None	• Withdrawals may significantly reduce the benefit.
Automatic Dollar Cost Averaging	Allows you to transfer an established amount of money each quarter from one investment option to another.	Standard	None	• The minimum amount that may be transferred from an investment option is $500. • Only one investment option can be used as a source of the transfer. • Only available during the accumulation phase.

Asset Rebalancing	Allows you to have your investments annually to your original percentage allocation selection.	Standard	None	• Transfers occur on the first day after the end of your policy year. • Only available during the accumulation phase.
Systematic Withdrawal Program	Allows you to received periodic withdrawals.	Standard	None
• Program available after first policy year.

 • Withdrawal charge applies to amounts withdrawn over the 10% fee withdrawal.

• Withdrawals may occur on a monthly, quarterly, semi-annual, or annual basis.

• We reserve the right to limit the terms and conditions under which systematic withdrawals can be elected and to stop offering any or all systematic withdrawals at any time.

Buying the Policy

Purchase payments may be made at any time during the accumulation phase.  If an application and initial purchase payment are received the same day, the initial purchase payment will be credited to the policy within two business days.  Purchase payments received by 3:00pm Central Time will be credited to the policy the same business day.  Purchase payments received after 3:00pm Central Time will be credited the following business day. The minimum amount of each purchase payment is $25.  All payment allocations among the investment options must be in whole percentages and, when added together, must total 100%.
Making Withdrawals: Accessing the Money in Your Policy

You may withdraw cash from your account by redeeming all or part of the accumulation units in your account at any time during the accumulation phase, before we begin making annuity payments to you.  After we begin making annuity payments, no withdrawals or redemptions may be made.  Any partial withdrawal must be at least $250, although we may make exceptions for hardship.  The redemption value of your account is equal to the value of the accumulation units in your account next computed after we receive the request for withdrawal on a form we accept.  The withdrawal charge, the policy maintenance fee and any taxes due will be deducted from the amount withdrawn before you receive it.  We will deduct a proportionate amount of the money you withdraw from each of your investment options. If you do not want the withdrawal to come from each of your investment options proportionately, you must specify the investment options from which the withdrawal is to be made, using a form we accept.  We reserve the right to distribute the full amount of your account if, after a withdrawal, the value of your policy is less than $100.  Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make.
A withdrawal is a redemption of accumulation units.  If accumulation units are redeemed, the number of accumulation units in your account will decrease.  The reduction in the number of accumulation units will equal the amount withdrawn, divided by the applicable accumulation unit value next computed after we receive the withdrawal request.  If you make a withdrawal request, and we receive your request prior to 3:00 p.m. Central Time, your withdrawal request will be processed on the same day.  Withdrawal requests received after 3:00 p.m. Central Time will be processed on the next day.  Withdrawal proceeds will be mailed within seven calendar days of the date on which we receive your withdrawal request.

Restrictions exist concerning when you can withdraw money from a qualified plan referred to as a 403(b) Tax‑Deferred Annuity or 401(k) plan.
Systematic Withdrawal Program
After you have owned your policy for one year, you can participate in our systematic withdrawal program.  If you participate in this program you cannot exercise the 10% free withdrawal option discussed elsewhere in this document.  If you withdraw more than the 10% free withdrawal amount using the systematic withdrawal program, you will incur a withdrawal charge.  During the policy year in which systematic withdrawals begin, the 10% free withdrawal amount will be based on the value of your policy on the business day before you request systematic withdrawals.  After your first year in the withdrawal program, the free withdrawal amount will be based on the value of your policy on the most recent policy anniversary.  Systematic withdrawals can be made monthly, quarterly or semi‑annually.  The $250 minimum withdrawal discussed above does not apply to withdrawals made under the systematic withdrawal program.  We reserve the right to limit the terms and conditions under which systematic withdrawals can be elected and to stop offering any or all systematic withdrawals at any time.  Income taxes and tax penalties may apply to systematic withdrawals.
Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the policy.  Please refer to your policy specifications page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time you buy the policy, surrender or make withdrawals from the policy, or transfer policy value between investment options.  State Premium taxes may also be deducted.
Transaction Expenses

Surrender Charge (as a percentage of the amount surrendered)	Policy Year 1 2 3 4 5 6 7 8 9+	Withdrawal Charge 8% 7% 6% 5% 4% 3% 2% 1% 0%
Exchange fee         $25 per transfer or 2% of the amount transferred, whichever is less.*
*There is no charge for the first 12 transfers in a policy year during the accumulation phase and no charge for the one transfer allowed each policy year during the annuity phase; thereafter, the fee is the lesser of $25 or 2% of the amount transferred.  (Transfers made through automatic dollar cost averaging and asset rebalancing count toward the free transfers).

The next table describes the fees and expenses that you will pay each year during the time that you own the policy (not including Portfolio Company fees and expenses).
Annual Contract Expenses
	Current Fee	Maximum Fee
Administrative Expenses	$15*	$36
Base Contract Expenses (as a percentage of average account value)	1.50%*	1.75%
* We currently charge lower fees than the maximum allowed under the policy.  The current fees and maximum fees we may charge are shown in the Annual Expenses table.  Base contract expenses consist of  a mortality and expense risk charge of 1.25%, an administrative charge of 0.25%, and a distribution expense charge of  0.10%.  We may increase the administrative charge and/or distribution expense charge, but neither will ever be more than 0.25% of the average daily value of your account invested in a portfolio.  We may increase the policy maintenance fee, but it will not be more than $36 per policy per year.

The next item shows the minimum and maximum total operating expenses charged by the Portfolio Companies that you may pay periodically during the time that you own the policy.  A complete list of Portfolio Companies available under the policy, including their annual expenses, may be found at the back of this document.
Annual Portfolio Company Expenses	Minimum	Maximum
(expenses that are deducted from portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses).	[ ]%	[ ]%
Example
This Example is intended to help you compare the cost of investing in the policy with the cost of investing in other variable annuity contracts.  These costs include transaction expenses, annual policy expenses, and Annual Portfolio Company Expenses.
The Example assumes that you invest $100,000 in the policy for the time periods indicated.  The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of Annual Portfolio Company Expenses.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
If you surrender your policy at the end of the applicable time period:	1 year	3 years	5 years	10 years
	$	$	$	$
If you do not surrender your policy:	1 year	3 years	5 years	10 years
	$	$	$	$

Appendix: PORTFOLIO COMPANIES AVAILABLE UNDER THE CONTRACT

The following is a list of Portfolio Companies available under the policy.  More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at [HYPERLINK].  You can also request this information at no cost by calling 1.800.662.1113 x 8840 or by sending an email request to va.help@americanfidelity.com..
The current expenses and performance information below reflects fee and expenses of the Portfolio Companies, but do not reflect the other fees and expenses that your policy may charge.  Expenses would be higher and performance would be lower if these other charges were included.  Each Portfolio Company’s past performance is not necessarily an indication of future performance.

Type/Investment Objective	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 year	5 year	10 year
Stock/Income and Growth	American Funds Insurance Series® Blue Chip Income and Growth Fund Advisor: Capital Research and Management CompanySM Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/ International Growth Fund	American Funds Insurance Series® •International Fund Advisor: Capital Research and Management CompanySM Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/Index Fund	BNY Mellon Stock Index Fund, Inc. Advisor: BNY Mellon Investment Advisor, Inc. Index Manager: Mellon Investments Corporation (affiliate of The BNY Mellon Corporation)	[ ]%	[ ]%	[ ]%	[ ]%

Stock/Small Blend Fund	BNY Mellon Variable Investment Fund Opportunistic Small Cap Portfolio Advisor: BNY Mellon Investment Adviser, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Large Blend Fund	The BNY Mellon Sustainable U.S. Equity Portfolio, Inc. Advisor: BNY Mellon Investment Advisor, Inc. Sub-Advisor: Newton Investment Management Limited (affiliate of The BNY Mellon Corporation)	[ ]%	[ ]%	[ ]%	[ ]%
Balanced Fund	Vanguard® Variable Insurance Fund Balanced Portfolio Advisor: Vanguard VIF Balanced Portfolio: Wellington Management Company, LLP Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/Growth Fund	Vanguard® Variable Insurance Fund Capital Growth Portfolio Advisor: PRIMECAP Management Company Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/ Mid-Cap Index Fund	Vanguard® Variable Insurance Fund Mid-Cap Index Portfolio Advisor: The Vanguard Group, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%

Bond/Index Fund	Vanguard® Variable Insurance Fund Total Bond Market Index Portfolio Advisor: The Vanguard Group, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/Index Fund	Vanguard® Variable Insurance Fund Total Stock Market Index Portfolio Advisor: The Vanguard Group, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%

This Summary Prospectus incorporates by reference AF Advantage® Variable Annuity’s prospectus and Statement of Additional Information (SAI), both dated May 1, 2021, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract No.: C000027247